THE  DIAL  CORPORATION
EXHIBIT  11  -  COMPUTATION  OF  EARNINGS  PER  SHARE
(000  omitted)




                                                              1998             1997
                                                              ----             ----
            Basic:
             Net Income                                    $22,911          $18,323
                                                           =======          =======
             Weighted average basic shares outstanding      97,898           89,877
             Net income per share - basic                    $0.23            $0.20
                                                             =====           ======

            Diluted:
             Net Income                                    $22,911          $18,323
                                                           =======          =======
             Weighted average basic shares outstanding      97,898           89,877
             Weighted average equivalent shares              2,126            2,066
                                                             -----           ------
             Weighted average diluted shares outstanding   100,024           91,943
                                                           =======           ======
             Net income per share - diluted                  $0.23            $0.20
                                                             =====            =====